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                                                                     EXHIBIT 8.1

                                                                         2011/03

                                                               December 18, 2003


Telesp Celular Participacoes S.A.
Avenida Roque Petroni Junior, 1.464, 6 andar
Sao Paulo, SP, Brasil

Ladies and Gentlemen,


We have acted as Brazilian counsel to Telesp Celular Participacoes S.A. ("TCP") in connection with a proposed merger of 100% of the shares of Tele Centro Oeste Participacoes S.A. ("TCO") ("Merger of Shares") and the related filing by TCP on December 18, 2003 of Amendment No. 1 to its Registration Statement on Form F-4 ("TCP Form F-4") with the US Securities and Exchange Commission in connection with the issuance of shares by TCP under the Merger of Shares.

We hereby confirm that the discussion set forth in the TCP Form F-4 and the related prospectus under the caption "Enforceability of Civil Liabilities under U.S. Securities Laws" (Part Seven) and the discussion set forth under the caption "Material Tax Considerations - Brazilian Tax Considerations - The Merger of Shares" (Part Five), insofar as such discussions constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the TCP Form F-4 and to the reference to our name under the above-mentioned captions of the TCP Form F-4.

                                Very truly yours,


                 /s/ Machado, Meyer, Sendacz e Opice Advogados